UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2011

ACCELRYS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27188	33-0557266
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

10188 Telesis Court, San Diego, California 92121-4779

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 28, 2011, Symyx Technologies, Inc. (“Symyx”), a wholly owned subsidiary of Accelrys, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Intermolecular, Inc. (“IM”). Pursuant to the terms of the Purchase Agreement, Symyx agreed (subject to the closing of the transactions contemplated thereby) to: (i) terminate all royalty obligations of IM accruing after December 31, 2011 pursuant the existing Alliance Agreement and existing Collaborative Development and License Agreement between Symyx and IM; and (ii) transfer to IM, subject to a license grant back to Symyx, certain patents relating to Symyx’s legacy high-throughput research business. As consideration for the foregoing, IM agreed to: (i) use its commercially reasonable efforts to allow Symyx to be included as a selling stockholder in IM’s initial public offering (the “IPO”) with respect to not less than all of the IM shares held by Symyx; and (ii) issue a promissory note to Symyx upon the consummation of the IPO in an amount equal to $67 million less the gross proceeds from Symyx’s sale of all of its IM shares in the IPO.

On November 18, 2011, IM filed its final prospectus relating to the IPO and began trading on the NASDAQ Global Select Market. As disclosed in that final prospectus, Symyx participated as a selling stockholder in the IPO by selling 3,968,204 shares of IM common stock at price per share equal to $10.00 (or $9.30 after deducting underwriting discounts and commissions), resulting in aggregate proceeds of $39.7 million (or $36.9 million after deducting underwriting discounts and commissions).

As a result of the foregoing, we currently anticipate that the closing of the transactions contemplated by the Purchase Agreement will occur promptly following the settlement of the sale of the IM common stock in the IPO. At such time, pursuant to the terms of the Purchase Agreement, IM will issue to Symyx a secured promissory note in a principal amount equal to $27.3 million, representing the difference between $67 million and the aggregate gross proceeds from Symyx’s sale of its IM common stock in the IPO. Such note will have a term of 24 months and an interest rate equal to 4% and will be payable in quarterly installments such that an amount equal to the greater of $500,000 per quarter or the amount of accrued interest for such quarter would be payable at the end of each such quarter, with a balloon payment due at maturity. The note will be pre-payable by IM at any time without penalty or premium and will be secured by a proportionate amount of IM’s tangible fixed assets, excluding intellectual property. In addition, IM will reimburse Symyx for 50% of the underwriting discounts and commissions payable by Symyx in connection with the IPO, which amount is equal to approximately $1.4 million.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to the closing of the transactions contemplated by the Purchase Agreement. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and Symyx and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include but are not limited to the possibility that one or more conditions to the closing of the transactions contemplated by the Purchase Agreement may not be satisfied or waived, which in each case could delay or prevent the closing of the transactions contemplated by the Purchase Agreement. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the Company’s Transition Report on Form 10-KT for the transition period ended December 31, 2010, which was filed with the SEC on May 3, 2011, under the heading “Item 1A—Risk Factors” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Michael A. Piraino
Michael A. Piraino
Executive Vice President and Chief Financial Officer

Date: November 21, 2011